Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of the 18th day of March, 2024 by and between Dr. Raluca Dinu (the “Executive”) and QT Imaging Holdings, Inc. (the “Company”; the Executive and the Company are collectively referred to as the “Parties”). This Agreement shall be effective as of the 12th day of March 2024 (the “Effective Date”). Certain capitalized terms used in this Agreement have the meaning set forth in Section 9.

RECITALS

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Employment, Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, on the terms set forth herein commencing as of the Effective Date and continuing until the earlier of the twelve (12) month anniversary of the Effective Date or the date on which employment is terminated in accordance with the provisions of Section 4 hereof. The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement. The term of this Agreement, which may only be renewed by written agreement, signed by the Executive and an expressly authorized representative of the Board of Directors of the Company (the “Board”), is hereafter referred to as “the term of this Agreement” or “the term hereof.”

2. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as the Chief Executive Officer, reporting to the Board.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis. The Executive shall have the duties and responsibilities assigned to her positions and offices by the Board from time to time and such other duties and responsibilities, reasonably consistent with the positions and offices, with respect to the business operations of the Company and its Immediate Affiliates (as defined below), as may be assigned by the Board from time to time.

(c) Subject to business travel as necessary or desirable for the performance of the Executive’s duties and responsibilities hereunder, the Executive’s primary worksite during the term hereof shall be at the Company’s offices, either in Novato, California, USA, or in Palo Alto, California, USA, as of the Effective Date (the “California Locations”) or such other site as the Company may select from time to time, provided such site is within twenty (20) miles of the California Locations, unless the Executive has expressly consented in writing thereto.

(d) During the term hereof, the Executive shall devote her business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Immediate Affiliates and to the discharge of her duties and responsibilities to them hereunder. During the term of this Agreement, the Executive may engage in management of her personal business investments and in such community and charitable activities as do not individually or in the aggregate give rise to a conflict of interest or otherwise interfere with her performance of her duties and responsibilities hereunder. It is agreed that the Executive shall not engage in any outside business activity that would constitute a conflict of interest or interfere with the Executive’s obligations or performance of the Executive’s duties to the Company.

3. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. Initially during the term hereof, the Company shall pay the Executive a base salary at the rate of four hundred seventy thousand dollars ($470,000) per annum, paid in accordance with the normal payroll practices of the Company and, commencing in calendar year 2025, subject to annual review by the Board or a designated committee of the Board, including, but not limited to, the Board’s compensation committee (the “Compensation Committee”), to increase, but not decrease (unless the salaries of the executives of the Company generally are decreased proportionately), in the discretion of such committee or the Board. The Executive’s base salary, as from time to time modified in accordance with this Section 3(a), is hereafter referred to as the “Base Salary.”

(b) Bonus Compensation.

(i) Annual Bonus. For each fiscal year of the Company (“FY”) completed during the term hereof, subject to the condition set forth in the final sentence of this provision, the Executive shall have the opportunity to earn an annual bonus (“Annual Bonus”) under the executive incentive plan then applicable to executives of the Company generally, as in effect from time to time, with the actual amount of each Annual Bonus being determined by the Board or its designated committee based on the achievement of target objectives established by the Board or its designated committee after consultation with the CEO, and for which the target of the Annual Bonus is an amount equal to 65% of the annual Base Salary during the specific FY. Any Annual Bonus due to the Executive hereunder will be payable not later than two and one-half (2 1⁄2) months following the close of the FY to which it relates. Except as otherwise provided in Section 4 hereof, the Executive must be employed on the date annual bonuses are paid under the Company’s executive incentive plan in order to be eligible to earn an Annual Bonus for the preceding FY.

(ii) Special Achievement Bonus. The Executive shall have an opportunity to earn a bonus (the “Special Achievement Bonus”) upon completion of acquisitions or sales (in each case, whether by merger, asset purchase or stock purchase, or any other method as approved by the Board), or other special activities that generate value to the Company as recognized by the Board or a designated committee of the Board, including, but not limited to, the Compensation Committee, as being eligible for such special achievement bonus. To the extent any of the mentioned above activities are recognized, in good faith, by the Board (or its designated committee) as being eligible for a Special Achievements Bonus, then Executive shall have the right to present a proposed bonus structure to the Board. In determining the amount of such Special Achievement Bonus, if any, the Board (or its designated committee) shall take into account the benefit of the activity to the Company’s stockholders, the nature of the activity, the benefits of the activity to the Company’s technology, business development, or cash position and such other factors as the Board and Executive agree in good faith are relevant and appropriate. Whether any Special Achievement Bonus is paid pursuant to this paragraph (ii), and the amount of any such bonus, shall be in the sole discretion of the Board (or its designated committee).

(c) Equity Participation. On or as soon as practicable following the date on which the Company files an effective registration statement on a Form S-8 and subject to approval by the Board, the Executive shall receive an equity grant in a form to be determined pursuant to the terms of the Company’s 2024 Equity Incentive Plan consisting of 550,000 shares of common stock by the Company. Any further equity awards granted to the Executive during her employment with the Company shall be at the discretion of the Board (or its designated committee), and in accordance with an independent objective appraisal of the compensation package for the position held by Executive, provided by an entity that the Board (or its designated committee) has selected and approved to perform such study. Subject to Executive’s continued services through the date of a Change in Control, all of Executive’s then outstanding unvested equity awards that were otherwise eligible to vest conditioned solely on Executive’s continued services shall vest in the event of a Change in Control and, if the awards require exercise and are assumed or continued by the acquiring or surviving entity in a Change in Control, shall remain exercisable for the duration of the maximum permitted exercise period as set forth in such the applicable equity award agreement, and all of the remaining undelivered shares shall be delivered for such equity awards that are of stock units immediately prior to and contingent upon the Change in Control, to the extent such delivery will not result in adverse Section 409A tax consequences.

(d) Employee Benefit Plans. During the term hereof, the Executive shall be entitled to participate in all “Employee Benefit Plans,” as that term is defined in Section 3(3) of ERISA, including both health and welfare plans and retirement plans, from time to time in effect for executives of the Company generally, except to the extent any of the Employee Benefit Plans provides a benefit otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). In such case, the Executive will receive the form of the benefit provided under this Agreement and not the Employee Benefit Plan. The Executive’s participation shall be subject to the terms of the applicable Employee Benefit Plan documents and generally applicable Company policies.

(e) Paid Time Off. The Executive shall be eligible to accrue up to sixty (60) days of paid time off per year, in accordance with the Company’s paid time off policies as in effect from time to time.

(f) Business Expenses. The Company will pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of her duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board (or its designated committee), to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company from time to time. Any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code and the regulations and other Treasury guidance thereunder (“Section 409A”) shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(g) Directors & Officers Insurance Coverage. During the term hereof, the Company shall provide the Executive the same coverage under any directors and officers (“D&O”) liability insurance that the Company elects to maintain as it provides to its other executives and, after the termination of her employment hereunder, the same coverage under any D&O liability insurance it elects to maintain, as it provides its other former executives. The Company shall be under no obligation hereunder, however, to maintain any D&O liability insurance.

(h) Change in Control Payment. In the event of a Change in Control and subject to Executive’s continued services through the closing of such Change in Control transaction, then, conditioned upon Executive’s execution and return, to the person designated by the Company to receive notices on its behalf in accordance with Section 14 hereof, of a timely and effective Release of Claims, the Company will pay the Executive the following payments in a lump sum within ten (10) days following the later of the effective date of the Release of Claims or the date that is fifteen (15) days following the Change in Control (the “Change in Control Payment”):

(i) To the extent not already paid, the target amount of the Annual Bonus (the “Target Bonus”) for the entire FY in which the Change in Control occurs (the “Change in Control Year”); and

(ii) Compensation equal to two (2) years of (A) Base Salary in effect in the Change in Control Year and (B) Bonus (as defined in Section 4(d) hereof) (however in calculating the Bonus pay, any Special Achievement Bonus for a Change in Control shall not be included in determining the average of the entire Annual Bonuses and Special Achievement Bonuses paid to the Executive).

(i) Section 280G / Section 4999 Gross-Up Payment.

(i) In the event that (A) the Executive is entitled to a Change in Control Payment, and/or (B) the Executive’s outstanding unvested equity awards vest in the event of a Change in Control in accordance with Section 3(c), and/or (C) the Executive receives any Special Achievement Bonus in the event of a Change in Control (collectively, the “Change in Control Total Compensation”), and if such Change in Control Total Compensation will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code, the Company shall pay to or for the benefit of the Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Change in Control Total Compensation and any U.S. federal, state, and local income or payroll tax upon the Gross-Up Payment, and after deduction for any U.S. federal, state, and local income or payroll tax on the Change in Control Total Compensation, shall be equal to the Change in Control Total Compensation. The Gross-Up Payment shall be determined prior to a Change in Control and shall be made at the same time as the related Change in Control Total Compensation.

(ii) Subject to any determinations made by the Internal Revenue Service (the “IRS”), all determinations as to whether a Gross-Up Payment is required and the amount of Gross-Up Payment and the assumptions to be used in arriving at the determination shall be made by an independent certified public accountant of appropriate reputation and expertise, selected and appointed by the Company prior to any change in ownership (as defined under Section 280G of the Internal Revenue Code (“Section 280G”)) and/or tax counsel selected by such accountants (the “Accountants”) in accordance with the principles of Section 280G. All fees, expenses, and charges of the Accountants will be borne by the Company. Subject to any determinations made by the IRS, determinations of the Accountants under this Agreement with respect to (i) the initial amount of any Gross-Up Payment and (ii) any subsequent adjustment of such payment shall be binding on the Company and the Executive.

(iii) In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code. Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall cooperate in good faith in determining the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied. However, if agreement cannot be reached, the Company shall decide the appropriate course of action to pursue provided that the action does not adversely impact any issues Executive may have with respect to her tax return, other than the Excise Tax.

(iv) In the event that the Excise Tax is later determined by the Accountants or the IRS to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-Up Payment to or for the benefit of the Executive in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined. Any such additional Gross-Up Payment will in all events be made by the end of the calendar year next following the calendar year in which the Executive remits the Excise Tax.

(v) In the event of any controversy with the IRS (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive. In the event issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

(vi) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax.

4. Termination of Employment and Opportunity to Earn Post-Employment Compensation. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate during the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay as a lump sum to the Executive’s estate, no later than 60 days of the Date of Termination (as defined in Section 9 hereof) occurs, the Final Compensation (as also defined in Section 9 hereof). In addition to Final Compensation:

(i) The Company will pay to the Executive’s estate an additional compensation equal to twelve (12) months’ Base Salary in effect at the Date of Termination, in a lump sum.

(ii) To the extent not already paid, the Company will pay to the Executive’s estate the Target Bonus for the FY in which the Date of Termination occurs (the “Termination Year”). The additional compensation and Target Bonus set forth in the preceding clauses (i) and (ii) will be paid to the Executive’s estate within sixty (60) days after the Date of Termination, (as defined in Section 9 hereof) occurs.

(iii) The Company will pay the full premium cost of health and dental plan coverage for each of Executive’s qualified beneficiaries until the expiration of the term of this contract or a period of twelve (12) months immediately following the Date of Termination, whatever period is longer, or, if earlier, until the date the qualified beneficiary ceases to be eligible for coverage continuation under the federal law commonly known as COBRA or the California law commonly known as Cal-COBRA (collectively, “COBRA”); provided, however, that in order to be eligible for the Company’s payments hereunder the qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA and must notify the Company promptly if the qualified beneficiary ceases to be eligible for such coverage under COBRA at any time during such twelve (12) month period.

(b) Disability.

(i) The Company may terminate the Executive’s employment involuntarily hereunder, upon notice to the Executive, in the event of Executive’s Disability. For purposes of this Agreement, “Disability” shall mean the Executive is eligible to receive benefits under the Company’s long-term disability benefit plan as in effect on the date of termination, as determined by the third-party insurer of such plan. If the Company does not have a long-term disability benefit plan in effect on the date of termination, then “Disability” has the applicable meaning as set forth in Section 409A of the Internal Revenue Code. In the event of such termination, and provided that the Executive satisfies in full all of the conditions set forth in Section 4(i) hereof, then, in addition to Final Compensation (which the Company shall pay as a lump sum no later than March 15th of the year following the Termination Year or as otherwise required by applicable law), the Company shall provide the Executive the following:

(A) The Company will pay the Executive an Annual Bonus for the Termination Year, determined by multiplying the Annual Bonus the Executive would have received for the Termination Year (if any), had she continued employment through the date annual bonuses for the Termination Year were paid to Company executives generally, by a fraction, the numerator of which shall be the number of days the Executive was employed during the Termination Year, through the Date of Termination, and the denominator of which shall be three hundred sixty-five (365) (the “Final Pro-Rated Bonus”). The Final Pro-Rated Bonus shall be paid at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims, as defined in Section 4(i)(i) hereof, or the date the Release of Claims is received by the person designated by the Company to receive notices on its behalf in accordance with Section 14 hereof (provided, however, that if the Claims Release Period, as defined in Section 4(i)(i) hereof, spans two (2) taxable years, the payment shall occur in the second taxable year, and no later than March 15th in such second (2nd) taxable year).

(B) If the Executive satisfies the conditions set forth in Section 4(i) hereof, then the Company will pay the full premium cost of health and dental plan coverage for Executive and her qualified beneficiaries until the expiration of the period of twelve (12) months immediately following the Date of Termination or, if earlier, until the date the Executive and her qualified beneficiaries cease to be eligible for coverage continuation under COBRA; provided, however, that in order to be eligible for the Company’s premium payments hereunder, the Executive and each qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA and must notify the Company promptly if the Executive or any of her qualified beneficiaries ceases to be eligible for such coverage under COBRA during such twelve (12) month period.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s Disability. Notwithstanding any such designation, the Executive shall continue to receive compensation and employee benefits in accordance with this Section 4, subject to the terms and conditions of the Employee Benefit Plans, until the Executive becomes eligible for Disability income benefits under any Disability plan in which she is a participant as a result of her employment with the Company or until she recovers sufficiently to resume her duties and responsibilities hereunder (provided she does so within the aforesaid one hundred and eighty (180) days) or until the termination of her employment, whichever shall first occur. If, while her employment hereunder continues, the Executive is receiving Disability income benefits under any such Disability plan, the Executive shall not be eligible to receive the Base Salary, but shall continue to be eligible for payments and benefits in accordance with this Section 4, subject to the terms and conditions of the Employee Benefit Plans, until the earlier to occur of her recovery or the termination of her employment under this Agreement.

(iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of her duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or her duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, “Cause” shall be limited to: (i) Executive’s indictment, charge or conviction of, or plea of nolo contendere to, (A) a felony or (B) any other crime involving fraud or material financial dishonesty or (C) any other crime involving moral turpitude that might be reasonably expected to, or does, materially adversely affect the Company or any of its Affiliates, whether that effect is to economics, to reputation or otherwise; (ii) Executive’s gross negligence or willful misconduct with regard to the Company or any of its Affiliates, which has a material adverse impact on Company or any of its Affiliates, whether economic or to reputation or otherwise; (iii) Executive’s refusal or willful failure to substantially perform her duties or to follow a material lawful written directive of the Board or its designee within the scope of the Executive’s duties hereunder which refusal or failure remains uncured or continues or recurs after sixty (60) days’ notice from the Board which references the potential for a “for Cause” termination and specifies in reasonable detail the nature of the refusal or willful failure which must be cured; (iv) Executive’s theft, fraud or any material act of financial dishonesty related to the Company or any of its Affiliates; (v) the failure by the Executive to disclose any legal impediments to her employment by the Company or her breach of any of her obligations to a former employer in connection with her employment by the Company (e.g., her disclosure or use of proprietary confidential information of a former employer on behalf of the Company without such former employer’s consent); provided that Executive has been provided with written notification of any of such failure or breach and has been given five (5) days to present any mitigating, corrective or clarifying information to the Board; (vi) the Executive’s breach or violation of the Confidentiality Agreement; or (vii) the Executive’s breach of any other material provision of this Agreement unless corrected by the Executive within sixty (60) days of the Company’s written notification to the Executive of such breach. In the event of such termination, the Company shall make no payments to the Executive under this Agreement other than provision of Final Compensation, which will be paid no later than 10 days after the Date of Termination. Any equity in the Company held by the Executive on the Date of Termination hereunder shall be governed by the terms of the Company’s equity incentive plans and the Executive’s agreements thereunder and shall not be governed by this Agreement.

(d) By the Company Other Than for Cause Where There Has Been No Change in Control. To the extent a Change in Control (as defined in Section 9) has not occurred, the Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination, then, in addition to Final Compensation, the Executive as compensation for the Executive satisfying those conditions set forth in Section 4(i) and as otherwise provided herein, shall be entitled to earn the following (in the aggregate, “Non-Change in Control Post-Employment Compensation”), provided that the Executive (A) confirms by notice to the Company on the Date of Termination or within ten (10) business days thereafter her intention to earn Non-Change in Control Post-Employment Compensation; (B) gives notice to the Company, should she elect to cease complying with the elective conditions set forth in Section 4(i) hereof, specifying the date she shall cease such compliance; and (C) fully complies with all obligations referenced in Section 4(i) hereof.

(i) The Company will pay the Executive a Final Pro-Rated Bonus for the Termination Year, based upon the objective financial performance of the Company through the Date of Termination, and for the period that Executive served as Chief Executive Officer from the beginning of the year and through the Date of Termination, as measured against the work plan and budget for the FY as approved by the Board, paid at the time annual bonuses for that year are paid to Company executives generally under its executive incentive plan or, if later, on the tenth (10th) business day following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received on behalf of the Company by such other person as has been designated by the Company to receive notices on its behalf in accordance with Section 14 hereof (provided, however, that if the Claims Release Period spans two (2) taxable years, the payment shall occur in the second taxable year, and no later than March 15th in the second (2nd) taxable year).

(ii) The Company will pay the Executive compensation monthly, at the rate of one-twelfth (1/12) of the Base Salary in effect for the Termination Year, for each consecutive month (up to six (6) months) immediately following the Date of Termination that the Executive satisfies in full all of the conditions set forth in Section 4(i) hereof. Should the Executive cease to satisfy in full any of the conditions set forth in Section 4(i) hereof at any time during the six (6) month period immediately following the Date of Termination, the Company will not make any further payment to the Executive under this paragraph (ii). Such monthly payments shall commence on the next regular Company payday that is at least five (5) business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the person designated by the Company to receive notices on its behalf in accordance with Section 14 hereof (provided, however, that if the Claims Release Period spans two (2) taxable years, the payments shall occur in the second taxable year, and no later than March 15th of the second (2nd) taxable year), but with the first payment being retroactive to the day immediately following the Date of Termination (so covering amounts otherwise scheduled to be paid prior to the effective date of the Release of Claims).

(iii) The Company will pay the Executive additional compensation equal to eighteen (18) months’ Base Salary in effect for the Termination Year plus two (2) years of Bonus pay (with “Bonus” being defined, for purposes of this Section 4(d)(iii) and Section 3(h)(ii), as the average of the entire Annual Bonuses and Special Achievement Bonuses paid to the Executive for the two (2) FYs completed prior to the Termination, as applicable, or, if only one (1) such FY has been completed, then based on the amount of the Annual Bonus and the Special Achievement Bonus for such FY), in a lump sum, on the tenth (10th) business day following the expiration of the period of six (6) months immediately following the Date of Termination, provided that Executive was eligible to earn Non-Change in Control Post-Employment Compensation in accordance with this Agreement and has fulfilled all of the conditions set forth in Section 4(i) hereof during such six (6) month period.

(iv) If the Executive satisfies the conditions set forth in Section 4(i) hereof, then the Company will pay the full premium cost of health and dental plan coverage for Executive and her qualified beneficiaries until the earliest to occur of (A) the date the Executive elects to cease meeting the conditions set forth in Section 4(i) hereof, (B) the expiration of twenty-four (24) months following the Date of Termination, (C) the date the Executive becomes eligible for participation in health and dental plans of another employer or (D) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of her qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA.

(v) All (i.e., 100%) of Executive’s outstanding unvested equity awards that were otherwise eligible to vest conditioned solely on Executive’s continued services shall vest and, if the equity awards require exercise, be exercisable for a period of up to three (3) months following the Date of Termination, but not later than the expiration date of such exercisable equity awards, and all of the remaining undelivered shares shall be delivered for such awards that are of stock units.

(e) By the Company Other than for Cause Following a Change in Control. Following a Change in Control, the Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event such termination is within twelve (12) months following a Change in Control, then, provided the Executive satisfies the conditions set forth in Section 4(i) hereof and complies with the requirements set forth in the Confidentiality Agreement (as defined herein), the Company will pay the full premium cost of health and dental plan coverage for Executive and her qualified beneficiaries until the earliest to occur of (i) the date the Executive elects to cease meeting the conditions set forth in Section 4(i) hereof, (ii) the expiration of twenty-four (24) months following the Date of Termination, (iii) the date the Executive becomes eligible for participation in health and dental plans of another employer or (iv) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of her qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA or otherwise. The Company agrees to use commercially reasonable efforts to obtain the right of the Executive and her otherwise eligible dependents to continue in its health and dental plans beyond the COBRA period until the earliest to occur of (i), (ii) or (iii) hereof or to pay the Executive monthly an amount equal to the premium cost it would have paid for such coverage under its plans from the date (iv) occurs until the earliest to occur of (i), (ii) or (iii) hereof.

(f) By the Executive for Good Reason Not in Connection with a Change in Control. The Executive may terminate her employment hereunder for Good Reason at any time not within the Change in Control Period (as defined herein), by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Employee’s consent: (i) a material breach of this Agreement by the Company; (ii) a material diminution of the Executive’s title from that of Chief Executive Officer or a material adverse change in the Executive’s significant duties, authority or responsibilities, taken as a whole, that effectively constitutes a demotion; (iii) any reduction in (except to the extent all executives receive a proportional decrease) or failure to pay the Base Salary; or (iv) a relocation of the Executive’s primary worksite to a site that is more than twenty (20) miles from both of the California Locations without her consent in accordance with this Agreement. In the event of termination in accordance with this Section 4(f), and provided that the Executive satisfies the conditions set forth in Section 4(i) hereof, then, in addition to Final Compensation (which the Company shall pay as a lump sum no later than March 15th of the year following the Termination Year, or as otherwise required by applicable law), the Company shall provide the Executive the same opportunity (utilizing the same time and form of payment) to earn Non-Change in Control Post-Employment Compensation as she would have received had her employment been terminated by the Company other than for Cause under Section 4(d) hereof.

(g) By the Executive for Any Reason in Connection with a Change in Control. The Executive may terminate her employment hereunder for any reason within twelve (12) months following a Change in Control (the “Change in Control Period”), by providing written notice to the Company. In the event such termination is within the Change in Control Period, then, provided the Executive satisfies the conditions set forth in Section 4(i) hereof and complies with the requirements set forth in the Confidentiality Agreement, the Company will pay the full premium cost of health and dental plan coverage for Executive and her qualified beneficiaries until the earliest to occur of (i) the date the Executive elects to cease meeting the conditions set forth in Section 4(i) hereof, (ii) the expiration of twenty-four (24) months following the Date of Termination, (iii) the date the Executive becomes eligible for participation in health and dental plans of another employer or (iv) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of her qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA or otherwise. The Company agrees to use commercially reasonable efforts to obtain the right of the Executive and her otherwise eligible dependents to continue in its health and dental plans beyond the COBRA period until the earliest to occur of (i), (ii) or (iii) hereof or to pay the Executive monthly an amount equal to the premium cost it would have paid for such coverage under its plans from the date (iv) occurs until the earliest to occur of (i), (ii) or (iii) hereof.

(h) By the Executive Other than for Good Reason Where There Has Been No Change in Control. To the extent a Change in Control (as defined in Section 9) has not occurred, the Executive may terminate her employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 4(h), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive her Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion thereof) in accordance with usual payroll practices.

(i) Conditions. The Executive’s eligibility to receive and retain any Non-Change in Control Post-Employment Compensation or payments pursuant to Sections 3, 4(d), 4(e), 4(f) or 4(g) hereof, is subject to satisfaction of all of the following, but with the express understanding and agreement of the parties that the Executive is free to elect not to comply with clause (i) below, but that her right to Non-Change in Control Post-Employment Compensation or payments pursuant to Sections 4(e) or 4(g) under this Agreement is expressly conditioned on compliance with said clause (i). The conditions to receipt of Non-Change in Control Post-Employment Compensation or payments pursuant to Sections 4(e) or 4(g) are as follows:

(i) The Executive’s execution and return, to the person designated by the Company to receive notices on its behalf in accordance with Section 14 hereof, of a timely and effective release of claims in a form satisfactory to the Company (“Release of Claims”). Such a Release of Claims will be timely and effective if it is signed by the Executive, submitted to the Company, and becomes irrevocable within period as is designated in the Release of Claims upon delivery and which period expires no later than fifty-five (55) days following the date of termination (such period, the “Claims Release Period”). The Release of Claims creates legally binding obligations and the Company therefore advises the Executive to consult an attorney before signing it.

(ii) Continued compliance by the Executive with surviving obligations under this Agreement and with obligations under the Confidentiality Agreement.

(j) Timing of Payments. Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s separation from service the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Agreement on account of that separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its reasonable good faith discretion, and that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of that six (6) month period. Also, for purposes of this Agreement, the phrase “termination of employment” and correlative phrases mean a “separation from service” as defined in Treas. Regs. §1.409A-1(h), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treas. Regs.§1.409A-1(i). For the avoidance of doubt, any tax liability to which the Executive is subject under Section 409A shall be solely the Executive’s responsibility.

(k) COBRA Benefits. Notwithstanding anything to the contrary in this Agreement, if Executive becomes eligible to receive COBRA severance benefits and the Company’s payment of COBRA premium benefits under the terms of this Agreement would result in a violation of the nondiscrimination provisions of Section 105(h) of the Internal Revenue Code, or would otherwise result in fines or penalties to the Company, in lieu of payment of such COBRA premiums the Company will instead pay Executive a taxable cash payment equal to the amount of such amount of COBRA premium that the Company would have otherwise paid (the “Additional Cash Severance”). If payable, the Additional Cash Severance shall be paid to Executive subject to applicable tax withholding on the same payment schedule as the COBRA premium would have otherwise been paid by the Company.

5. Effect of Termination. The provisions of this Section 5 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 4 or otherwise.

(a) Provision by the Company of Final Compensation, if any, to which the Executive is entitled and Non-Change in Control Post-Employment Compensation or payments pursuant to Sections 4(e) or 4(g), if any, which the Executive has the opportunity to earn under Section 4 hereof and does earn in accordance with Section 4(i) hereof shall constitute the entire obligation of the Company to the Executive hereunder following termination of her employment with the Company. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 4 hereof.

(b) Except for health and dental plan participation continued in accordance with COBRA (including as extended pursuant to Sections 4(e) or 4(g) hereof if achievable by the Company’s commercially reasonable efforts), the Executive’s participation in Employee Benefit Plans shall terminate pursuant to the terms of the applicable Plan Documents based on the Date of Termination without regard to any Non-Change in Control Post-Employment Compensation earned by the Executive, or any other payment to her hereunder, following the Date of Termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the conditions set forth in Section 4(i) hereof to earning Non-Change in Control Post-Employment Compensation or payments pursuant to Sections 4(e) or 4(g) and the obligations of the Executive under the Confidentiality Agreement. The Executive recognizes that, except as expressly provided in accordance with Sections 4(d), 4(e), 4(f), 4(g), and 4(i) (with respect to Non-Change in Control Post-Employment Compensation or payments pursuant to Sections 4(e) or 4(g)) or Section 4(h) (with respect to Base Salary for any notice period waived), no compensation is earned after termination of employment.

6. Confidentiality and Proprietary Rights. As a condition of employment, the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A.

7. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of her obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of her former employer or any other Person without such Person’s consent.

8. Indemnification. The Company shall indemnify the Executive in accordance with its articles of organization and by-laws as in effect at the time indemnification is applicable. The Executive agrees promptly to notify the Company of any actual or threatened claim arising out of or as a result of her employment or offices with the Company or any of its Affiliates.

9. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

(b) A “Change in Control” shall be deemed to take place if hereafter any one or a combination of the following occur, provided such events or circumstances also constitute a change in ownership or effective control or a sale of substantially all of the assets of the Company under Section 409A: (i) any “Person” or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or any of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Act), directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company; (ii) the consummation of a merger or consolidation of the Company with any other Person (other than a member of the Company and/or its Affiliates), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (iii) within twelve (12) months after a tender offer or exchange offer for voting securities of the Company (other than by the Company) the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or (iv) there occurs a closing of a sale or other disposition by the Company of all or substantially all of the assets of the Company other than to one or more of the Company’s Affiliates.

(c) “Date of Termination” means the date the Executive’s employment with the Company terminates, regardless of the reason for such termination.

(d) “Final Compensation” means (i) Base Salary earned but not paid through the Date of Termination and (ii) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses and required substantiation and documentation are submitted prior to, or within sixty (60) days following, the Date of Termination and that such expenses are reimbursable under Section 3(f) hereof and Company policies.

(e) “Immediate Affiliates” means the direct and indirect subsidiaries of the Company, its direct and indirect parents and their direct and indirect subsidiaries, other than the Company itself.

(g) Other than for purposes of Section 9(b), above, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

10. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

11. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event the Company shall hereafter effect a corporate reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12. Severability and Construction. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier for next day or next business day delivery or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at her last known address on the books of the Company or, in the case of the Company, to it at 1731 Embarcadero Road, Suite 200, Palo Alto, California 94303, or to such other address as either party may specify by notice to the other actually received.

15. Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes all prior agreements, whether written or oral, with respect to the Executive’s employment and all related matters.

16. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.

17. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

18. Counterparts. T his Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

19. Governing Law. This is a California contract and shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof, and, for the avoidance of doubt, shall include both the statutory and common law of California, except to the extent preempted by federal law.

[Remainder of page intentionally left blank. Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

QT IMAGING HOLDINGS, INC.

/s/ Dr. Raluca Dinu	By:	/s/ Ross Taylor
Name: Ross Taylor
Title: Chairman, Compensation Committee

[Signature Page to Dr. Raluca Dinu Employment Agreement]

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Agreement sets forth in writing certain understandings and procedures applicable to my employment with QT Imaging Holdings, Inc. (the “Company”) and these understandings and procedures apply from the date of my initial employment with Company (my “Employment Date”) even if this Agreement is signed by me and Company after the Employment Date.

1. Duties. In return for the compensation and benefits now and hereafter paid or provided to me, the receipt and sufficiency of which is hereby acknowledged, I hereby agree to perform those duties for Company as Company may designate from time to time. During my employment with Company, I further agree that I will (i) devote my best efforts to the interests of Company, (ii) not engage in any other employment or in any conduct, in each case, that would be in direct conflict with Company’s interests or interfere with my ability to perform the duties of my position, and (iii) otherwise abide by all of Company’s policies and procedures as they may be established and updated from time to time. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant (PDA), software or related technical documentation that Company issues to me. I will not input, load or otherwise attempt any unauthorized use of software in any Company computer or other device, whether or not the computer or device is assigned to me.

2. “Proprietary Information” Definition. “Proprietary Information” means (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information that is a Company Innovation or is related to any Company Innovations (as defined in Section 5 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers, employee information (such as compensation data and performance reviews) and any other nonpublic information that has commercial value and (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.

3. Ownership and Nondisclosure of Proprietary Information. All Proprietary Information and all worldwide patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide intellectual property and other rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. Subject to Section 13 (Defend Trade Secrets Act), I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company. Nothing in this Agreement will limit my ability to provide truthful information to any government agency regarding potentially unlawful conduct. If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company.

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4. “Innovations” Definition. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

5. Disclosure and License of Prior Innovations. I have listed on Attachment A (Prior Innovations) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business (the “Company-Related Innovations”), that were conceived, reduced to practice, created, derived, developed, or made (collectively, “Created”) by me alone or jointly with others prior to my Employment Date and to which I retain any ownership rights or interest (these Company-Related Innovations collectively referred to as the “Prior Innovations”). I represent that I have no rights in any Company-Related Innovations other than those Prior Innovations listed in Attachment A (Prior Innovations). If nothing is listed on Attachment A (Prior Innovations), I represent that there are no Prior Innovations as of my Employment Date. I hereby grant to Company and Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Innovations (including without limitation any Company-Related Innovations) owned by me or in which I have any other right or interest that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, create, derive, conceive, develop, make or reduce to practice within the scope of my employment with Company or with the use of any Company resources, facilities, equipment, or information (including without limitation Company Confidential Information) (the “Company Innovations”). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Innovations that I own or in which I have any other right or interest in any Company Innovations without Company’s prior written consent.

6. Disclosure and Assignment of Company Innovations. I will promptly disclose and describe to Company all Company Innovations. I hereby do and will irrevocably assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations, which assignment operates automatically upon the earliest of the Creation of the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company (including non-assignable moral rights), I hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.

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7. Future Innovations. I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during my employment with Company and for three (3) months thereafter, whether or not I believe the Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations are or should be considered Company Innovations. Company will receive that information in confidence.

8. Notice of Nonassignable Innovations. This Agreement does not apply to an Innovation that I cannot be required to assign by law, including, without limitation, pursuant to California Labor Code Section 2870 (attached hereto as Attachment B), if any. I have reviewed the notification in Attachment B and agree that my signature on this Agreement acknowledges receipt of the notification.

9. Cooperation in Perfecting Rights to Company Innovations. I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations and all intellectual property rights therein as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under the Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

10. Return of Materials. At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cell phones, smartphones, personal digital assistants or similar items or devices that Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section.

11. No Violation of Rights of Third Parties. During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.

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12. Publicity. I hereby consent to any and all uses and displays, by Company and its agent, of my name, voice, likeness, image, appearance, and biographical information in, on, or in connection with any pictures, photographs, audio, and video recordings, digital images, websites, television programs, and advertising, other advertising, sales, and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of my employment by Company, for all legitimate business purposes of Company (“Permitted Uses”). I hereby forever release Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of my employment by Company, in connection with any Permitted Use.

13. Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, I acknowledge that I shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if I file a lawsuit for retaliation by Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order. I further understand that nothing contained in this Agreement limits my ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to Company, or (B) discuss the terms of my employment, wages and working conditions, to the extent expressly protected by applicable law, or share compensation information concerning myself or others, except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information.

14. Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

15. Injunctive Relief. I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post a bond.

16. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; (d) by email, effective (A) when the sender receives an automated message from the recipient confirming delivery or (B) one hour after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered, whichever happens first, but if the delivery or receipt is on a day which is not a business day or is after 5:00 pm (addressee’s time) it is deemed to be received at 9:00 am on the following business day; or (e) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or other address as I may provide in writing. Notices to Company shall be sent to Company’s Human Resources Department or to another address as Company may specify in writing.

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17. Governing Law; Forum. The laws of the United States of America and the State of California govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles. Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Marin County, California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in Marin County, California, personal jurisdiction will be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction. For the avoidance of doubt, the foregoing terms will control over any conflicting terms in my offer letter.

18. Severability. If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

19. Waiver; Modification. If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only if both Company and I consent in writing.

20. Assignment. The rights and benefits of this Agreement shall extend to all successors and assigns of the Company, whether by merger, reorganization, sale of assets, operation of law or otherwise.

21. No Contract for Employment. I understand that this Agreement does not create a contract for employment between Company and me, and that my employment continues to be at will.

22. Entire Agreement. This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

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I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”	EMPLOYEE:
QT IMAGING HOLDINGS, INC.

By:	By:
[Name of Person]		Dr. Raluca Dinu
[Title of Person]

Dated:	Dated:

[Signature Page to Proprietary Information and Inventions Agreement]

Attachment A

PRIOR INNOVATIONS

Attachment B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”